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                                                                   EXHIBIT 10.12

                                                                     Appendix A

                         AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER, dated as of December 27, 1999 (the "Agreement"), by and between Jostens, Inc., a Minnesota corporation (the "Company"), and Saturn Acquisition Corporation, a Minnesota corporation ("MergerCo").

   WHEREAS, the Board of Directors of the Company (the "Board") and the Board of Directors of MergerCo have determined that the merger of MergerCo with and into the Company (the "Merger"), in accordance with the Minnesota Business Corporation Act (the "MBCA") and upon the terms and subject to the conditions set forth in this Agreement, would be fair to and in the best interests of their respective shareholders, and such Boards of Directors have approved such Merger, pursuant to which each share of Common Stock, par value $.33 1/3 per share of the Company (the "Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.2) will be converted into either (i) the right to receive cash or (ii) subject to the terms hereof and other than as set forth herein, the right to retain at the election of the holder thereof one share of Common Stock (which will thereafter be denominated as a share of Class A Common Stock);

   WHEREAS, (i) the Board has, in light of and subject to the terms and conditions set forth herein, determined that the consideration to be paid for each share of Common Stock in the Merger is fair to the shareholders of the Company, and the Merger is otherwise in the best interest of the Company and its shareholders, (ii) the Board and the Board of Directors of MergerCo have approved this Agreement and the transactions contemplated hereby, (iii) the shareholders of MergerCo have approved and adopted this Agreement and the transactions contemplated hereby, and (iv) the Board has resolved to submit this Agreement to a vote of the shareholders of the Company and, subject to the terms hereof, to recommend approval and adoption of this Agreement by the shareholders of the Company;

   WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes; and

   WHEREAS, MergerCo and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

   NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE 1

                                  THE MERGER

   Section 1.1 The Merger. Upon the terms and subject to the conditions hereof, at the Effective Time (as defined in Section 1.2) and in accordance with the provisions of the MBCA, MergerCo shall be merged with and into the Company, whereupon the separate corporate existence of MergerCo shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation"). From and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, immunities, powers and franchises, of a public as well as a private nature, of the Company and MergerCo and be subject to all the liabilities, obligations and duties of the Company and MergerCo, all as more fully described in the MBCA.

   Section 1.2 Closing: Effective Time. Subject to the provisions of Article 6, the closing of the Merger (the "Closing") shall take place in New York City at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, as soon as practicable but in no event later than 10:00 a.m. New York City time on the first business day after the date on which each of the conditions set forth in Article 6 has been satisfied or waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time

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or on such other date as MergerCo and the Company may mutually agree. The date on which the Closing actually occurs is hereinafter referred to as the "Closing Date." At the Closing, MergerCo and the Company shall cause articles of merger for the Merger (the "Articles of Merger") to be executed and filed with the Secretary of State of the State of Minnesota in the form required by and executed in accordance with the applicable provisions of the MBCA. The Merger shall become effective as of the date and time of such filings or such other time after such filings as MergerCo and the Company shall agree to in the Articles of Merger (the "Effective Time").

   Section 1.3 Articles of Incorporation. At the Effective Time, and without any further action on the part of the Company or MergerCo, the articles of incorporation of the Company (as amended and restated in substantially the form of which is set forth in Exhibit A hereto) shall be the articles of incorporation of the Surviving Corporation and thereafter may be amended or repealed as provided by law.

   Section 1.4 Bylaws. The bylaws of MergerCo, as in effect immediately prior to the Effective Time, shall become, from and after the Effective Time, the bylaws of the Surviving Corporation, until thereafter altered, amended or repealed as provided therein or in the articles of incorporation of the Surviving Corporation and in accordance with applicable law.

   Section 1.5 Directors and Officers. The directors of MergerCo and officers of the Company, respectively, immediately prior to the Effective Time shall become, from and after the Effective Time, the directors and officers of the Surviving Corporation, until their respective successors are duly elected or appointed or their earlier resignation or removal.

                                   ARTICLE 2

                  CONVERSION OF SHARES; SHAREHOLDER APPROVAL

   Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Common Stock or any shares of capital stock of MergerCo:

     (a) Capital Stock of MergerCo. Each share of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock and Class E Common Stock of MergerCo issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock and Class E Common Stock, as the case may be, of the Surviving Corporation.

     (b) Treasury Stock and MergerCo-Owned Stock. Each share of Common Stock that is owned by the Company or any subsidiary of the Company and each share of Common Stock that is owned by MergerCo or any affiliate of MergerCo shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

     (c) Conversion (Or Retention) of Common Stock. Except as otherwise provided in Section 2.1(b) or 2.1(d) and subject to Sections 2.2 and 2.3 hereof, each issued and outstanding share of Common Stock (each, a "Share") shall be converted into the following (the consideration set forth in clauses (i), (ii) and (iii) below being collectively referred to as the "Merger Consideration"):

       (i) each Share with respect to which an election to retain such Share has been effectively made pursuant to Section 2.2 and not revoked or lost ("Electing Shares"), shall remain as one fully paid and nonassessable Share (a "Non-Cash Election Share"), which shall be denominated as a share of Class A Common Stock of the Surviving Corporation at the Effective Time;

       (ii) each Share listed on Exhibit B held by the persons set forth on such Exhibit B (such persons, the "Management Continuing Shareholders," and such Shares, the "Management Rollover Shares"), shall remain as one fully paid and nonassessable Share, which shall be denominated as a share of Class A Common Stock of the Surviving Corporation at the Effective Time; and

       (iii) each other Share, other than Dissenting Shares (as defined in Section 2.1(d)), shall be converted into the right to receive in cash, without interest, from the Company following the Merger an amount equal to $25.25 (the "Cash Election Price").

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     (d) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, each share of Common Stock that is issued and outstanding immediately prior to the Effective Time and that is held by a shareholder who has properly demanded and perfected such shareholder's rights to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 302A.471 and 302A.473 of the MBCA (the "Dissenting Shares"), shall not be converted into or exchangeable for the right to receive the Merger Consideration, but the holder thereof shall be entitled to such rights as are granted by the MBCA and the Surviving Corporation shall make all payments to the holders of the shares of Common Stock with respect to such demands in accordance with the MBCA; provided, however, that if such holder shall have failed to perfect or shall have lost the right to dissent and payment under the MBCA, each share of Common Stock held such holder shall thereupon be deemed to have been converted into and to have become exchangeable for, as of the Effective Time, solely the right to receive Merger Consideration as follows: subject to compliance with
  Section 2.6, the holder of such Dissenting Shares shall be entitled to receive the same combination of cash (without interest) and Non-Cash Election Shares as a holder of the same number of shares who did not make a Non-Cash Election with respect to any of such shares would be entitled to receive in the Merger. The Company shall give reasonably prompt notice to MergerCo of any demands received by the Company for payment under Sections 302A.471 and 302A.473 of the MBCA, and MergerCo shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of MergerCo, make any payment with respect to, or settle or offer to settle, such demands.

     (e) Cancellation and Retirement of Common Stock. Each Share converted into the right to receive the Cash Election Price pursuant to Section 2.1(c) shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall, to the extent such certificate represents such Shares, cease to have any rights with respect thereto, except the right to receive the cash applicable thereto, upon surrender of such certificate in accordance with Section 2.5.

   Section 2.2 Common Stock Elections. (a) Each person who, on or prior to the Election Date referred to in clause (b) below, is a record holder of Shares will be entitled, with respect to all or any portion of such holder's Shares (other than Shares described in Section 2.1(b), Dissenting Shares, Management Rollover Shares and any other Shares held by any of the Management Continuing Shareholders), to make an unconditional election (a "Non-Cash Election") on or prior to such Election Date to retain such Shares, on the basis set forth below, subject to Section 2.3.

   (b) MergerCo shall prepare and mail a form of election, which form shall be subject to the reasonable approval of the Company (the "Form of Election"), to be mailed by the Company with the Proxy Statement (as defined in Section 2.5) to the record holders of Shares as of the record date for the Shareholders Meeting (as defined in Section 2.5), which Form of Election shall be used by each record holder of Shares who wishes to elect to retain, subject to the provisions of Section 2.3, any or all Shares held by such holder. The Company will use its reasonable efforts to make the Form of Election and the Proxy Statement available to all persons who become holders of Shares during the period between such record date and the Election Date (as defined below). Any such holder's election to retain Shares shall have been properly made only if the Exchange Agent (as defined in Section 2.6) shall have received at its designated office, by 5:00 p.m., New York City time on the third trading day preceding the date of the Shareholders Meeting (the "Election Date"), a Form of Election properly completed and signed and accompanied by certificates for the Shares to which such Form of Election relates, duly endorsed in blank or otherwise in form acceptable for transfer on the books of the Company (or by an appropriate guarantee of delivery of such certificates as set forth in such Form of Election from a firm which is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, provided such certificates are in fact delivered to the Exchange Agent within three New York Stock Exchange trading days after the date of execution of such guarantee of delivery).

   (c) Any Form of Election may be revoked by the holder submitting it to the Exchange Agent only by written notice received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date (unless

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MergerCo and the Company determine not less than two business days prior to the Election Date that the Effective Time is not likely to occur within five business days following the date of the Shareholders Meeting, in which case the Form of Election will remain revocable until a subsequent date which shall be a date prior to the Effective Time determined by MergerCo and the Company). In addition, all Forms of Election shall automatically be revoked if the Exchange Agent is notified in writing by MergerCo and the Company that this Agreement has been terminated in accordance with its terms and the Merger has been abandoned. If a Form of Election is revoked, the certificate or certificates (or guarantees of delivery, as appropriate) for the Shares to which such Form of Election relates shall be promptly returned to the shareholder submitting the same to the Exchange Agent.

   (d) The determination of the Exchange Agent shall be binding as to whether or not elections to retain Shares have been properly made or revoked pursuant to this Section 2.2 with respect to Shares and when elections and revocations were received by it. If the Exchange Agent determines that any election to retain Shares was not properly made, such Shares shall be treated by the Exchange Agent as Shares for which no election was received and such Shares shall be converted in accordance with Section 2.1(c)(iii). The Exchange Agent shall also make all computations as to the allocation and the proration contemplated by Section 2.3, and any such computation shall be conclusive and binding on the holders of Shares. The Exchange Agent may, with the mutual agreement of MergerCo and the Company, make such rules as are consistent with this Section 2.2 for the implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

   Section 2.3 Proration. (a) Notwithstanding anything in this Agreement to the contrary, the aggregate number of Shares (excluding for purposes of this Section 2.3 Management Rollover Shares) to be converted into the right to retain Shares at the Effective Time (the "Non-Cash Election Number") shall be equal to the sum of (i) the number of shares of Class A Common Stock, Class B Common Stock, Class C Common Stock, Class D Common Stock and Class E Common Stock of MergerCo which are outstanding as of immediately prior to the Effective Time and (ii) the number of Management Rollover Shares, multiplied by 0.06383, rounded up to the nearest whole number.

   (b) If the number of Electing Shares exceeds the Non-Cash Election Number, then each Electing Share shall be converted into the right to retain Non-Cash Election Shares or receive the Cash Election Price in the following manner:

     (i) a proration factor (the "Non-Cash Proration Factor") shall be determined by dividing the Non-Cash Election Number by the total number of Electing Shares;

     (ii) the number of Electing Shares covered by each Non-Cash Election to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Non-Cash Proration Factor by the total number of Electing Shares covered by such Non-Cash Election rounded up to the nearest whole number; and

     (iii) all Electing Shares, other than those shares converted into the right to retain Non-Cash Election Shares in accordance with Section 2.3(b)(ii), shall be converted into the right to receive the Cash Election Price in accordance with Section 2.1(c)(iii) (on a consistent basis among shareholders who made a Non-Cash Election in Section 2.1(c)(i), pro rata to the number of Shares as to which they made such Non-Cash Election) as if such Shares were not Electing Shares.

   (c) If the number of Electing Shares is less than the Non-Cash Election Number, then:

     (i) all Electing Shares shall be converted into the right to retain Shares in accordance with the terms of Section 2.1(c)(i);

     (ii) additional Shares (other than Electing Shares, Dissenting Shares, Management Rollover Shares and any other Shares held by any of the Management Continuing Shareholders) shall be converted into the right to retain Non-Cash Election Shares in accordance with the terms of Section 2.1(c) in the following manner:

       (1) a proration factor (the "Cash Proration Factor") shall be determined by dividing (x) the difference between the Non-Cash Election Number and the number of Electing Shares, by (y) the total number of Shares (other than Shares described in Section 2.1(b), Electing Shares, Dissenting Shares and Management Rollover Shares); and

                                      A-4

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       (2) the number of Shares in addition to Electing Shares to be converted into the right to retain Non-Cash Election Shares shall be determined by multiplying the Cash Proration Factor by the total number of Shares (other than Shares described in Section 2.1(b), Electing Shares, Dissenting Shares and Management Rollover Shares); and

     (iii) subject to Section 2.1(d), Shares subject to clause (ii) of this paragraph (c) shall be converted into the right to retain Non-Cash Election Shares in accordance with Section 2.1(c)(i) (on a consistent basis among shareholders who held Shares as to which they did not make a Non-Cash Election (other than shares described in Section 2.1(b), Dissenting Shares and Management Rollover Shares), pro rata to the number of Shares as to which they did not make a Non-Cash Election).

   Section 2.4 Treatment of Options. (a) Subject to Section 2.4(b), the Company shall take all action necessary so that each option to purchase shares of Common Stock (each, a "Company Stock Option") (and any rights thereunder) outstanding immediately prior to the Effective Time shall be canceled immediately prior to the Effective Time in exchange for the right to receive an amount in cash equal to the product of (i) the number of shares of Common Stock subject to such Company Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the Cash Election Price over the per share exercise price of such Company Stock Option, to be delivered by the Surviving Corporation immediately following the Effective Time. All applicable withholding taxes attributable to the payments made hereunder or to distributions contemplated hereby shall be deducted from the amounts payable under this Section 2.4 and all such taxes attributable to the exercise of Company Stock Options shall be withheld from the proceeds received in respect of the shares of Common Stock issuable upon such exercise. Notwithstanding the foregoing, any Company Stock Option with an exercise price greater than the Cash Election Price immediately prior to the Effective Time shall be cancelled immediately prior to the Effective Time, without any payment being made therefor. The Company shall use its reasonable best efforts to obtain the consent of each holder of Options to the foregoing treatment of such Options to the extent required under the option plan of the Company pursuant to which such Options were granted.

    (b) Notwithstanding the provisions of Section 2.4(a), and subject to agreeing with MergerCo upon a mutually satisfactory tax-free "rollover" mechanism, each person listed on Exhibit C who, on or prior to the Election Date, is the holder of a Company Stock Option will be entitled, with respect to all or any portion of such holder's Company Stock Option, to make an unconditional election to the Company in writing (a "Retention Election") on or prior to the Election Date, to retain such portion of their Company Stock Options as may be specified in such Retention Election in lieu of receiving a cash payment, if any, in consideration for the cancellation of such portion of their Company Stock Options in the manner described in Section 2.4(a). Any portion of a Company Stock Option with respect to which a timely Retention Election has been delivered to the Company (the "Elected Portion") shall, whether or not then vested or exercisable, effective as of the Effective Time, become and represent an option (a "Continuing Option") for the number of Shares subject to the Elected Portion of such Company Stock Option immediately prior to the Effective Time at an exercise price per share and on such terms and conditions as may be mutually agreed upon with MergerCo. After the Effective Time, each Continuing Option shall as of the Effective Time be immediately fully vested and exercisable.

   (c) Prior to the Effective Time, the Company shall have taken all actions necessary or appropriate in the judgment of MergerCo to ensure that all stock option, stock appreciation right or other equity-based plans maintained with respect to the Shares, including the Jostens, Inc. 1992 Stock Incentive Plan, shall terminate as of the Effective Time and the provisions in any other compensation or benefit plan providing for the issuance, transfer or grant of any capital stock of the Company or any interest in respect of any capital stock of the Company shall be terminated as of the Effective Time, and the Company shall use its reasonable best efforts to ensure that following the Effective Time neither the Company nor any of its subsidiaries is or will be bound by any Options (other than Continuing Options) which would entitle any person, other than MergerCo or its affiliates, to beneficially own, or receive any payments (other than as otherwise contemplated by Section 2.1 and this Section 2.4) in respect of, any capital stock of the Company or the Surviving Corporation.

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   Section 2.5 Shareholders' Meeting; Proxy Statement. (a) Shareholders
Meeting. The Company, acting through the Board, will, as promptly as practicable following the date of this Agreement and in consultation with
MergerCo:

     (i) duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of approving and adopting this Agreement and the transactions contemplated hereby (the "Shareholders Meeting"); and

     (ii) (A) include in the Proxy Statement (as defined in Section 2.6(b)) the recommendation of the Board that the shareholders of the Company vote in favor of the approval and adoption of this Agreement and the transactions contemplated hereby, as well as the written opinion of Credit Suisse First Boston Corporation ("CSFB"), the Board's financial advisor, that, as of the date of such opinion, the consideration to be received by the shareholders of the Company pursuant to the Merger (other than members of the Company's management who will retain, and other shareholders who make a valid election to retain, an equity interest in the Company after the Merger) is fair to such shareholders from a financial point of view and
  (B) use its reasonable best efforts to obtain the necessary approval and adoption of this Agreement and the transactions contemplated hereby by its shareholders, provided, however, that the Board may fail to make or may withdraw or modify such recommendation or fail to seek such approval if one or more persons or group shall have made a Superior Proposal (as defined in Section 7.1), and the Board has determined in good faith after consultation with outside counsel that failure to so act would reasonably likely be inconsistent with its fiduciary duties to the Company's shareholders.

   (b) Proxy Statement. Promptly following the date of this Agreement, the Company shall prepare a proxy statement relating to the Shareholders Meeting (as amended or supplemented, the "Proxy Statement") and the Company shall prepare and file with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 (as amended or supplemented, the "Form S-4"), in which the Proxy Statement will be included. The Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act of 1933, as amended (the "Securities Act"), as promptly as practicable after such filing. The Company will use its reasonable best efforts to cause the Proxy Statement to be mailed to the Company's shareholders as promptly as practicable after the Form S-4 is declared effective under the Securities Act. The Company shall also take any action required to be taken under any applicable state securities laws in connection with the registration and qualification of the Non-Cash Election Shares in connection with the Merger. MergerCo and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, the Company will as promptly as practicable notify MergerCo of the receipt of any comments from the SEC and any request by the SEC for any amendment to the Proxy Statement or for additional information. All filings with the SEC, including the Proxy Statement and any amendment thereto, and all mailings to the Company's shareholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review, comment and approval of MergerCo (which approval by MergerCo shall not be unreasonably withheld or delayed). MergerCo will furnish to the Company the information relating to it required by the Securities Act, Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, to be set forth in the Proxy Statement. The Company agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof filed by it and cause such Proxy Statement to be mailed to the Company's shareholders at the earliest practicable time.

   Section 2.6 Payment for Common Stock. (a) Exchange Agent. At or before the Effective Time, MergerCo shall designate a bank or trust company reasonably acceptable to the Company to act as Exchange Agent in connection with the Merger (the "Exchange Agent") for the purpose of exchanging certificates representing Shares for the Merger Consideration. On the Closing Date, MergerCo will make available to the Exchange Agent the cash portion of the Merger Consideration to be paid in respect of the Shares. For purposes of determining the cash portion of the Merger Consideration to be made available, MergerCo shall assume that no holder of Shares will exercise dissenters rights.


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

   (b) Exchange. Promptly after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each record holder, except the holders of Dissenting Shares, as of the Effective Time, of any outstanding certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Common Stock (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. In effecting the payment of the Cash Election Price in respect of Shares represented by Certificates entitled to the payment of the Cash Election Price pursuant to Section 2.1 (the "Cashed Shares"), upon the surrender of each such Certificate, the Exchange Agent shall pay the holder of such Certificate the Cash Election Price multiplied by the number of Cashed Shares, in consideration therefor. Upon such payment (and the exchange, if any, of Certificates formerly representing Shares for certificates representing Non-Cash Election Shares) such Certificate shall forthwith be canceled. In effecting the exchange of Non-Cash Election Shares in respect of Shares represented by Certificates which, at the Effective Time, shall become Non-Cash Election Shares, upon surrender of each such Certificate, the Exchange Agent shall deliver to the holder of such Certificate a certificate representing that number of whole Non-Cash Election Shares which such holder has the right to receive pursuant to the provisions of Section 2.1, and cash in lieu of fractional Non-Cash Election Shares as determined pursuant to
Section 2.6(e). Upon such exchange (and any payment of the Cash Election Price for Cashed Shares), such Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. If any certificate for any Non-Cash Election Share is to be issued in a name, or if cash is to be remitted to a person, other than that in which the Certificate for Shares surrendered for exchange is registered, it shall be a condition of such exchange or payment (a) that the Certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and (b) the person requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates in a name of, or payment of cash to a person, other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.6, each Certificate (other than Certificates representing Shares owned by the Company or any subsidiary of the Company or by MergerCo or any affiliate of MergerCo and Certificates representing Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration applicable thereto, without any interest thereon, subject to any required withholding taxes.

   (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions with respect to unexchanged Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate for Shares with respect to the unexchanged Shares represented thereby and no cash payment in lieu of fractional Shares shall be paid to any such holder pursuant to Section 2.6(e) until the surrender of such Certificate in accordance with Article 2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing whole shares of unexchanged Shares issued in connection therewith, without interest, at the time of such surrender or as promptly thereafter as practicable, the amount of any cash payable in lieu of a fractional Share to which such holder is entitled pursuant to Section 2.6(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole unexchanged Shares, and at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole unexchanged Shares.

   (d) No Further Ownership Rights in Shares Exchanged for Cash. The cash paid upon the surrender for exchange of Certificates representing Shares in accordance with the terms of Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares exchanged for cash theretofore represented by such Certificates.

   (e) No Fractional Shares. No certificates or scrip representing fractional Non-Cash Election Shares shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation after the Merger. Notwithstanding any other

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

provision of this Agreement, each record holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Non-Cash Election Share (after taking into account all Shares delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) equal to such fraction multiplied by the Cash Election Price.

   (f) Termination of Exchange Fund. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.2 (the "Exchange Fund") which remains undistributed to the holders of the Certificates representing Shares for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of Shares prior to the Merger who have not theretofore complied with Articles 1 and 2 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment of their claim for cash, if any, for unexchanged Shares, if any, for any cash in lieu of fractional Non-Cash Election Shares or for any dividends or distributions with respect to unexchanged Shares, as applicable, to which such holders may be entitled.

   (g) No Liability. None of MergerCo, the Surviving Corporation nor the Exchange Agent shall be liable to any person in respect of any Non-Cash Election Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to MergerCo as follows:

   Section 3.1 Organization. Each of the Company and each of its subsidiaries is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of the Company and each of its subsidiaries is duly qualified to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where such failures to be so duly qualified and in good standing, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (as defined in Section 8.1(b)) with respect to the Company. The Company has previously delivered or made available to MergerCo correct and complete copies of the articles or certificates of incorporation and bylaws (or equivalent governing instruments), as currently in effect, of the Company and each of its subsidiaries.

   Section 3.2 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Common Stock, par value $.33 1/3 per share, and 4,000,000 shares of Preferred Stock, par value $1.00 per share. As of December 15, 1999, there were (i) no shares of Preferred Stock issued and outstanding, (ii) 33,324,721 shares of Common Stock issued and outstanding and
(iii) no shares of Common Stock of the Company held in the treasury of the Company. Section 3.2 of the letter delivered to MergerCo concurrently herewith (the "Disclosure Letter") sets forth a complete and accurate schedule as of the date hereof of all outstanding options to purchase Common Stock, identifying the holder of each such option and the applicable exercise price. Since December 15, 1999, no additional shares of capital stock have been issued by the Company (except such shares of Common Stock, if any, that have been issued pursuant to the exercise of stock options so identified in Section
3.2 of the Disclosure Letter) and, no additional stock options or other stock rights have been granted. No stock appreciation rights have been granted or are outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and were not issued in violation of any preemptive rights or rights of any person to acquire such shares. Except as disclosed in this Section 3.2 or in Section
3.2 of the Disclosure Letter, as of the date hereof, (A) there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its subsidiaries is a party or by which any of them is bound obligating the Company or any of its subsidiaries to issue, sell, redeem or otherwise acquire or vote any shares of capital stock or other equity securities of the Company or of any of its subsidiaries and (B) the Company is not a party to or bound by (x) any agreement or commitment pursuant to which the Company is or could be required to register any securities under the Securities Act or (y) any debt agreements or instruments which grant any rights to vote (contingent or otherwise) on matters on which shareholders of the Company may vote.

   Section 3.3 Subsidiaries. Except as disclosed in the SEC Filings (as defined in Section 8.1(d)) or in Section 3.3 of the Disclosure Letter, the Company does not own, directly or indirectly, (a) any shares of capital stock of any corporation or (b) any other equity interest in any person, domestic or foreign. All of the outstanding shares of capital stock and all equity interests of each of the Company's subsidiaries that are owned by the Company or any other subsidiary of the Company (collectively, the "Subsidiary Shares") have been duly authorized and are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights or rights of any person to acquire such shares. There are no irrevocable proxies or similar obligations with respect to any of the Subsidiary Shares and, except as set forth in the SEC Filings or in Section 3.3 of the Disclosure Letter, all of the Subsidiary Shares are owned by the Company free and clear of all liens, claims, pledges, charges, options, security interests, encumbrances or restrictions of any kind whatsoever (collectively, "Liens") with respect thereto. Except as disclosed in Section 3.3 of the Disclosure Letter, the Company owns and has full voting and disposition power over all of the equity interests of each of its subsidiaries.

   Section 3.4 Authority Relative to this Agreement. The Company has the requisite corporate power and authority to execute and deliver this Agreement and, subject to obtaining the necessary approval of its shareholders in accordance with MBCA, to consummate the transactions contemplated hereby. The Board at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) resolved to recommend that the holders of the Shares approve and adopt this Agreement and the transactions contemplated hereby, including the Merger. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and adoption of this Agreement by a majority of the outstanding Shares in accordance with the MBCA). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by MergerCo, constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforceability may be limited by (i) bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

   Section 3.5 Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(a) conflict with or result in any violation of any provision of the articles of incorporation or bylaws (or equivalent governing instruments) of the Company or any of its subsidiaries, (b) except as set forth in Section 3.5 of the Disclosure Letter, require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, agreement or other instrument or obligation (collectively, "Contracts and Other Agreements") to which the Company or any of its subsidiaries is a party or by which any of them or any portion of their properties or assets may be bound or (c) subject to the approvals, filings and consents referred to in
Section 3.6, violate any order, judgment, writ, injunction, determination, aware, decree, law, statute, rule or regulation (collectively, "Legal Requirements") applicable to the Company or any of its subsidiaries or any portion of their properties or assets, except in the case of clauses (b) and
(c), with respect to matters that are not, individually or in the aggregate, reasonably likely to (x) result in a Material Adverse Effect with respect to the Company, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement.

   Section 3.6 Governmental Approvals. Except as set forth in Section 3.6 of the Disclosure Letter, no consent, approval or authorization of, or declaration or filing with, any foreign, federal or state, governmental department, commission, board, bureau, agency or instrumentality (each, a "Governmental Entity") on the part of the Company or any of its subsidiaries that has not been obtained or made is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (i) the filing and recordation of the appropriate merger documents as required by the MBCA and compliance with Sections 302A.471 and 302A.473 of the MBCA regarding dissenters rights, (ii) the filing with the SEC of the Proxy Statement and the Form S-4 and compliance with provisions of the Securities Act or Exchange Act applicable to the transactions contemplated by this Agreement, (iii) such filings as may be required by any applicable state securities or "blue sky" laws or state takeover laws, and (iv) consents, approvals, authorizations, declarations or filings that, if not obtained or made, are not, individually or in the aggregate, reasonably likely to (x) result in a Material Adverse Effect with respect to the Company, (y) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated hereby.

   Section 3.7 SEC Filings; Financial Statements. The Company has made all required SEC Filings. As of their respective dates, the SEC Filings complied as to form in all material respects with the requirements of the Exchange Act, and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Filings, and the SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements set forth in the SEC Filings comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC promulgated under the Exchange Act and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes to such financial statements) and fairly present in all material respects the consolidated financial position of the Company and its subsidiaries at the respective dates thereof and the consolidated results of operations and cash flows for the respective periods then ended (subject, in the case of unaudited interim financial statements, to exceptions permitted by Form 10-Q under the Exchange Act).

   Section 3.8 Information Supplied. Neither the Form S-4 nor the Proxy Statement will, either at the date the Proxy Statement is first mailed to the Company's shareholders or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to statements made based on information supplied by MergerCo or any of its affiliates in writing specifically for inclusion therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder except that no representation or warranty is made by the Company with respect to statements made therein based on information supplied by MergerCo or any of its affiliates in writing specifically for inclusion therein.

   Section 3.9 Absence of Certain Changes. Except as set forth in the SEC Filings or set forth in Section 3.9 of the Disclosure Letter, since September 30, 1999, except in connection with this transaction, the Company and its subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not been (i) any change, condition, event or occurrence which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company, (ii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company's capital stock, (iii) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (iv) (x) any granting by the Company or any of its subsidiaries to any executive officer or other key employee of the Company or any of its subsidiaries of any increase in compensation, except for normal increases in the ordinary course of business consistent with past practice or as required under employment agreements in effect as of September 30, 1999, (y) any granting by the Company or any of its subsidiaries to any such executive officer of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements in effect as of September 30, 1999 or (z) any entry by the Company or any of its subsidiaries into any employment, severance or termination agreement with any such executive officer except in the ordinary course of business consistent with past practice, (v) any damage, destruction or loss to property, whether or not covered by insurance, that has had or would reasonably be expected to have a Material Adverse Effect with respect to the Company or (vi) except insofar as may have been disclosed in the SEC Filings or required by a change in generally accepted accounting principles ("GAAP"), any change in accounting methods, principles or practices.

   Section 3.10 Finders and Investment Bankers. Neither the Company nor any of its officers or directors has employed any investment banker, business consultant, financial advisor, broker or finder in connection with the transactions contemplated by this Agreement, except for CSFB and Devon Value Advisers, or obligated the Company or any of its subsidiaries to pay any investment banking, business consultancy, financial advisory, brokerage or finders' fees or commissions in connection with the transactions contemplated hereby, except for fees payable to CSFB and Devon Value Advisers. The amount of such fees payable to CSFB and Devon Value Advisers and the terms related thereto have been previously and accurately disclosed in writing to MergerCo.

   Section 3.11 Voting Requirement. The affirmative vote of the holders of a majority of the outstanding shares of Common Stock in favor of approval and adoption of this Agreement and the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby under any applicable law, rule or regulation or pursuant to the requirements of the Company's articles of incorporation or bylaws.

   Section 3.12 Litigation. Except as disclosed in the SEC Filings or in
Section 3.12 of the Disclosure Letter, there is no action, suit, investigation, arbitration, claim, or proceeding pending or, to the knowledge of the Company, threatened, involving the Company or any of its subsidiaries before any court, arbitral authority or Governmental Entity which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect or have a Material Adverse Effect on the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any court, Governmental Entity or arbitrator outstanding against the Company or any of its subsidiaries having any such effect.

   Section 3.13 Taxes. Each of the Company and any consolidated, combined, unitary or aggregate group for tax purposes of which the Company is or has been a member has timely filed all Tax Returns (defined below) required to be filed by it and has paid, or has set up an adequate reserve in accordance with GAAP for the payment of, all Taxes (defined below) required to be paid for the taxable periods covered by such returns, other than Taxes that it is contesting in good faith in appropriate proceedings and except such an amount of Taxes the nonpayment of which has not had or would not reasonably be expected to have a Material Adverse Effect with respect to the Company, and the most recent financial statements contained in the SEC Filings reflect an adequate reserve in accordance with GAAP for all material Taxes payable by the Company and each of its subsidiaries accrued through the date of such financial statements whether or not shown as being due on any returns. All material Taxes that the Company and its subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued. The unpaid Taxes, including any contingent tax liabilities and net deferred tax liabilities, of the Company and each of its subsidiaries which have accrued as of the date of the most recent financial statements contained in the SEC Filings do not materially exceed the reserve for accrued tax liability set forth or included in such financial statements. Except as set forth in the SEC Filings or in Section 3.13 of the Disclosure Letter, neither the Company nor any of its subsidiaries has been notified in writing that any Tax Return of the Company or any of its subsidiaries is currently under audit by the Internal Revenue Service (the "IRS") or any state or local tax agency and no action, suit, investigation, claim or assessment is pending or, to the knowledge of the Company, proposed with respect to any material amount of Taxes of the Company or any of its subsidiaries; no agreements have been made by the Company or any of its subsidiaries for the extension of time or the waiver of the statute of limitations for the assessment or payment of any federal, state or local Taxes; neither the Company nor any of its subsidiaries has been notified in writing of that any material claim for unpaid Taxes has become a lien or encumbrance of any kind against the property of the Company or any of its subsidiaries or is being asserted against the Company or any of its subsidiaries; neither the Company nor any subsidiary has made, is obligated to make, or is party to any agreement that could obligate it to make, any payment that will not be deductible by the Company either by reason of Section 280G or Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"); and the Company is not a United States Real Property Holding Corporation (a "USRPHC") within the meaning of Section 897 of the Code and was not a USRPHC on any "determination date" (as defined in Section 1.897-2(c) of the Treasury Regulations) that occurred in the five-year period preceding the Closing Date. As used herein, "Taxes" shall mean any taxes of any kind, including but not limited to those on or measured by or referred to as income, gross receipts, capital, sale, use, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, value added, real estate, personal property or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity. As used herein, "Tax Return" shall mean any return, report or statement required to be filed with any Governmental Entity with respect to Taxes.

   Section 3.14 Compliance with Laws. (a) Except as disclosed in Section 3.14(a) of the Disclosure Letter, the conduct of business by the Company and its subsidiaries since January 1, 1997 has not violated or breached and currently does not violate or breach (and no event has occurred which with notice or the lapse of time, or both, would constitute a violation or breach
of) any laws, statutes, ordinances or regulations of any Governmental Entity required for the Company and its subsidiaries to conduct its business as currently conducted, or applicable to the Company or any of its properties or assets including, without limitation, federal and state (a) laws and regulations affecting the protection of the health and safety of employees, and (b) laws and regulations affecting equal employment opportunity, except for violations and breaches which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company. Except as set forth in the SEC Filings or in
Section 3.14(a) of the Disclosure Letter, there are no unresolved notices of deficiency or charges of violation brought or, to the knowledge of the Company, threatened or pending against the Company, which individually or in the aggregate have had or would reasonably be expected to have a Material Adverse Effect with respect to the Company.

   (b) Except as disclosed in Section 3.14(b) of the Disclosure Letter, each of the Company and each of its subsidiaries has all franchises, grants, authorizations, licenses, establishment registrations, product listings, permits, easements, variances, exceptions, consents, certificates, identification and registration numbers, approvals and orders of any Governmental Entity (including, but not limited to any nongovernmental self-regulatory agency) necessary for it to own or lease and to operate its properties or otherwise to carry on its business as it is now being conducted (all of these matters are hereinafter referred to collectively as "Company Permits"), except those the absence of which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company. Neither the Company nor any of its subsidiaries has received any notice or claim pertaining to the failure to obtain any Company Permit, except for any such notice or claim regarding any such failure that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

   Section 3.15 Environmental Matters. (a) Except for such matters that are specifically disclosed in the SEC Filings or in Section 3.15 of the Disclosure Letter (i) the assets, Real Property, Former Real Property, businesses and operations of the Company and its subsidiaries are and have been in compliance with applicable Environmental Laws (as defined below); (ii) the Company and its subsidiaries have obtained and, as currently operating, are and have been in compliance with all Company Permits necessary under any Environmental Law for the conduct of the business and operations of the Company and its subsidiaries in the manner now conducted; (iii) all Hazardous Substances generated at the Real Property or Former Real Property or in connection with any operations of the Company have been transported and otherwise handled, treated and disposed of in compliance with all applicable Environmental Laws and in a manner that does not result in liability under Environmental Laws;
(iv) no Hazardous Substances have been disposed of or otherwise released, handled or stored by the

Company on the Real Property or Former Real Property on which the Company's business is or has been conducted or elsewhere in violation of applicable Environmental Laws and (v) neither the Company nor any of its subsidiaries nor any of their respective assets, Real Property, Former Real Property, businesses or operations has received or is subject to any outstanding order, decree, judgment, complaint, agreement, claim, citation, notice, investigation, inquiry or proceeding indicating that the Company or any of its subsidiaries is or may be (a) liable for a violation of any Environmental Law or (b) liable for any Environmental Liabilities and Costs (including, without limitation, any such Environmental Liabilities and Costs incurred in connection with being designated as a "potentially responsible party" pursuant to the Comprehensive Environmental Response, Compensation and Liability Act or any analogous state law), except to the extent such non-compliance, liability, violation or failure to hold Company Permits as described in the representations in the preceding clauses (i) through (v), individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

   (b) For purposes of Section 3.15(a), the terms below shall have the following meanings:

     "Environmental Law" means any law (including, without limitation, common law), regulation, ordinance, guideline, code, decree, judgment, order, permit or authorization or other legally enforceable requirement of any Governmental Entity relating to toxic torts, worker or public safety or health and the indoor and outdoor environment, including, without limitation, pollution, contamination, Hazardous Substances, cleanup, regulation and protection of the air, water or soils in the indoor or outdoor environment;

     "Environmental Liabilities and Costs" means all damages, penalties, obligations or clean-up costs assessed or levied pursuant to any Environmental Law; and

     "Hazardous Substances" means petroleum products, asbestos, radioactive material, or hazardous or toxic substances or wastes as defined or regulated under any Environmental Law or the presence of which poses a hazard to the health or safety of persons.

     "Former Real Property" means any real property in which the Company or any of its Subsidiaries previously held, but no longer holds, any legal, beneficial, equitable or leasehold interest; provided however, that any representation or warranty contained in this Section 3.15 shall only apply to Former Real Property during the periods such real property was owned or operated by the Company.

   Section 3.16 Certain Employment Agreements. Except as disclosed in Section
3.16 of the Disclosure Letter or in the SEC Fillings, neither the Company nor any of its subsidiaries is a party to or bound by any Contract or Other Agreement regarding the employment, services, consulting, termination or severance from employment of any director, officer or employee of the Company or any of its subsidiaries that provides for or could result in payments in excess of $200,000 in any twelve month period.

   Section 3.17 Employee Benefit Matters. (a) Each of the Company and each of its subsidiaries since January 1, 1997 has complied, and currently is in compliance with the applicable provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and all other applicable laws with respect to each compensation or benefit plan, agreement, policy, practice, program, or arrangement (whether or not subject to ERISA) maintained by the Company or any of its subsidiaries for the benefit of any employee, former employee, independent contractor or director of the Company or any of its subsidiaries (including, without limitation, any employment agreements or any pension, savings, profit-sharing, bonus, medical, insurance, disability, severance, executive compensation, fringe benefit, incentive, stock option, performance pay, loan or loan guarantee, plant closing, change of control, equity-based or deferred compensation plans) (collectively, the "Plans"), except where such non-compliance which, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

   (b) The Company has provided or made available to MergerCo a current, accurate and complete copy of each Plan and, to the extent applicable to the Plans, (i) summary plan descriptions, (ii) Forms 5500, for 1998 and (iii) actuarial reports.

   (c) Each of the Plans that is intended to qualify under Section 401(a) of the Code has received, or has filed for, a favorable determination letter from the IRS ruling that the Plan does so qualify and that the trust is exempt from taxation pursuant to Section 501(a) of the Code.

   (d) Except as set forth in Section 3.17(d) of the Disclosure Letter, neither the Company nor any of its subsidiaries has since January 1, 1997 maintained, adopted or established, contributed or been required to contribute to, or otherwise participated in or been required to participate in, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a "multi-employer plan" (as defined in Section 3(37) of ERISA) and a defined benefit plan (as defined in Section 3(35) of ERISA)) or any plan otherwise subject to the minimum funding standards of ERISA Section 302 or Code Section 412.

   (e) Except as set forth in the SEC Filings or Section 3.17(e) of the Disclosure Letter, no Plan provides any health or medical benefits (whether or not insured) with respect to current or former employees of the Company beyond their retirement or other termination of service with the Company (other than coverage mandated by Code Section 4980B or applicable law).

   (f) Except as set forth in Section 3.17(f) of the Disclosure Letter, neither the Company nor any of its subsidiaries has incurred any withdrawal liability with respect to any Plan that is a multiemployer plan (within the meaning of Section 3(37)) of ERISA).

   (g) No audit or investigation by any governmental authority is pending or, to the knowledge of the Company, threatened, nor has any reportable event (within the meaning of Section 4043 of ERISA) (other than an event for which the 30-day notice period is waived) prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) or breach of fiduciary duty occurred with respect to any Plan that has had or would be reasonably expected to have a Material Adverse Effect with respect to the Company.

   (h) All benefits due under each Plan have been timely paid and there is no lawsuit or claim, other than routine uncontested claims for benefits, pending, or to the knowledge of the Company, threatened against any Plan or the fiduciaries of any such plan or otherwise involving or pertaining to any such plan, and no basis exists for any such lawsuit or claim, except where such claim or basis, if proven, would not be reasonably likely to have a Material Adverse Effect with respect to the Company.

   (i) Except as set forth in Section 3.17(i) of the Disclosure Letter, no payments or benefits under any Plan are triggered (in whole or in part) solely as a result of the transactions contemplated by this Agreement.

   (j) No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 is pending or, to the knowledge of the Company, is threatened against any fiduciary of any Plan, and none of the Plans nor any fiduciary thereof has been the direct or indirect subject of an audit investigation or examination by any governmental or quasi-governmental agency that has had or would be reasonably expected to have a Material Adverse Effect with respect to the Company.

   (k) Except as set forth in Section 3.17(k) of the Disclosure letter, no agreement, commitment or obligation exists to materially increase any benefit under any Plan or to adopt any new Plan.

   (l) Each Plan that is a group health plan has been operated in compliance in all material respects with Code Section 4980B and Sections 601-609 of ERISA.

   (m) No Plan has any material unfunded accrued benefits that are not fully reflected in the Company's financial statements.

   Section 3.18 Labor Relations. Except as set forth in Section 3.18 of the Disclosure Letter, there are: (i) no collective bargaining agreements or other labor agreements to which the Company or any of its subsidiaries is a party or by which it is bound; and (ii) no pending or, to the knowledge of the Company, threatened developments concerning labor matters with respect to the Company or any of its subsidiaries; except for such agreements or developments which, individually or in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect with respect to the Company.

   Section 3.19 Intellectual Property. Except as set forth in Section 3.19 of the Disclosure Letter, the Company or one of its subsidiaries owns or possesses adequate rights to use all material patents, trademarks, trade names, inventions, processes, designs, formulas, know-how and other intellectual property rights necessary for the conduct of the business of the Company and its subsidiaries as presently conducted (other than commercially available software). Except as set forth in Section 3.19 of the Disclosure Letter, neither the Company nor any of its subsidiaries has received any written notice, nor has any claim been made in writing in the past year, that any intellectual property owned or used by the Company or any of its subsidiaries is invalid or ineffective, that its use infringes in any material respect on similar rights owned or alleged to be owned by others or that any of such intellectual property is being infringed upon by others.

   Section 3.20 Real Property. (a) Set forth in SEC Filings or in Section 3.20(a) of the Disclosure Letter is (i) a complete list of all real property (the "Owned Property") owned by the Company or any of its subsidiaries, together with the principal use(s) for which each such Owned Property is used, and (ii) is a complete list of all real property with respect to which the Company or any of its subsidiaries is lessee, sublessee, licensee or other occupant or user (the "Leased Property") together with the principal use(s) for which each Leased Property is used. The Leased Property is sometimes referred to collectively herein with the Owned Property as the "Real Property". A true and complete copy of each material lease with all amendments and modifications (the "Real Property Leases" has been delivered or made available to MergerCo.

    (b) With respect to the Real Property Leases, the Company has not received written notice of, and is not aware of, any breach or event of default on its part except where such breach, default or condition, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

    (c) The Company and, as applicable, each of its subsidiaries, has good and marketable title in fee simple to the Owned Property, in each case free and clear of any Liens, mortgages, deeds of trust, judgments, rights, encroachments, easements, rights-of-way, ordinances, covenants, conditions, restrictions and other matters except where such impairment to title, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

   Section 3.21 Opinion of Financial Advisor. The Company has received the written opinion of CSFB, dated the date of this Agreement, to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the Company's shareholders (other than members of the Company's management who will retain, and other shareholders who make a valid election to retain, an equity interest in the Company after the merger) is fair to the holders of the Shares from a financial point of view.

   Section 3.22 State Takeover Laws. The provisions of Sections 302A.671 and 302A.673 of the MBCA are not applicable to this Agreement or any of the transactions contemplated by this Agreement.

   Section 3.23 Rights Agreement. The Company has taken all necessary action so that neither the execution of this Agreement nor the consummation of the Merger will (i) cause the Rights (as such term is defined in the Company's Rights Agreement, dated July 23, 1998 (the "Rights Agreement")) to become exercisable, (ii) cause MergerCo or any of its affiliates to become an Acquiring Person (as such term is defined in the Rights Agreement) or (iii) give rise to a Distribution Date or a Triggering Event (each as defined in the Rights Agreement). The Company has furnished or made available to MergerCo true and complete copies of the Rights Agreement and all amendments thereto.

                                   ARTICLE 4

                  REPRESENTATIONS AND WARRANTIES OF MERGERCO

   MergerCo hereby represents and warrants to the Company as follows:

   Section 4.1 Organization. MergerCo is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation. MergerCo is a newly formed corporation, and except for activities incident to the Merger, has not engaged in any business activities of any type or kind whatsoever. MergerCo has no direct or indirect subsidiaries. MergerCo has delivered to the Company true and correct copies of its articles of incorporation and bylaws as in effect on the date hereof and as proposed to be in effect immediately prior to the Effective Time.

   Section 4.2 Authority Relative to this Agreement. MergerCo has requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by MergerCo and the consummation of the transactions contemplated hereby have been duly and validly authorized and approved by the Board of Directors and shareholders of MergerCo and no other corporate proceedings on the part of MergerCo are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MergerCo and, assuming the due authorization, execution and delivery hereof by the Company, constitutes a valid and binding agreement of MergerCo, enforceable against it in accordance with its terms, except that such enforceability (a) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors' rights generally and (b) is subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

   Section 4.3 Noncontravention. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
(a) conflict with or result in any violation of any provision of the certificate of incorporation or bylaws of MergerCo, (b) require any consent, approval or notice under, or conflict with or result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contracts and Other Agreements to which MergerCo is a party or by which it or any portion of its properties or assets may be bound or (c) subject to the matters referred to in clauses (i) and (ii) of Section 4.4 below, violate any Legal Requirements applicable to MergerCo or any material portion of its properties or assets; except with respect to matters that, individually or in the aggregate, have not had and would not reasonably be expected to (x) have a Material Adverse Effect with respect to MergerCo, (y) impair the ability of MergerCo to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated by this Agreement.

   Section 4.4 Governmental Approvals. Except as set forth in Section 3.6 of the Disclosure Letter, no consent, approval or authorization of, or declaration or filing with any Governmental Entity on the part of the Company or any of its subsidiaries that has not been obtained or made is required in connection with the execution or delivery by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, other than (i) the filing and recordation of the appropriate merger documents as required by the MBCA and compliance with Section 302A.471 and 302A.473 of the MBCA regarding dissenters rights, (ii) the filing with the SEC of the Proxy Statement and the Form S-4, and compliance with provisions of the Securities Act or Exchange Act applicable to the transactions contemplated by this Agreement, (iii) such filings as may be required by any applicable state securities or "blue sky" laws or state takeover laws, and (iv) consents, approvals, authorizations, declarations or filings that, if not obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect with respect to MergerCo, (y) impair the ability of MergerCo to perform its obligations under this Agreement in any material respect or (z) delay in any material respect or prevent the consummation of any of the transactions contemplated hereby.

   Section 4.5 Information Supplied. None of the information supplied or to be supplied in writing by MergerCo or any of its affiliates specifically for inclusion in the Form S-4 or the Proxy Statement will, either at the date the Form S-4 or the Proxy Statement is first mailed to the Company's shareholders or the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, MergerCo makes no representation or warranty with respect to any information supplied by the Company or any of its representatives which is contained in or incorporated by reference in any of the foregoing documents.

   Section 4.6 Financing. MergerCo has provided the Company with true and correct copies of signed written financing commitments (the "Financing Commitments") with respect to the Merger obtained as of the date of this Agreement.

   Section 4.7 Management Arrangements. MergerCo has provided the Company with true and correct copies of agreed upon written term sheets relating to the participation of certain members of the Company's management in the transactions contemplated by this Agreement.

   Section 4.8 Ownership of Shares. MergerCo does not own any shares of Common Stock of the Company.

                                   ARTICLE 5

                                   COVENANTS

   Section 5.1 Conduct of Business of the Company. Except as expressly contemplated by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practices, and the Company will, and will cause each of its subsidiaries to, use their respective reasonable best efforts, consistent with prudent business judgment, to preserve intact its business organization, to keep available the services of its officers and employees and to maintain satisfactory relationships with licensors, suppliers, contractors, distributors, customers and others having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, prior to the Effective Time, the Company will not, and will cause each of its subsidiaries not to, without the prior written consent of MergerCo (which consent will not be unreasonably withheld or delayed):

      (a) amend their respective articles or certificates of incorporation or bylaws (or equivalent governing instruments);

      (b) authorize for issuance, issue, sell, pledge, encumber or deliver or agree or commit to issue, sell, pledge, encumber or deliver any shares of capital stock, or issue any securities convertible into, exchangeable for or representing a right to purchase or receive, or enter into any contract or arrangement with respect to the issuance of, shares of capital stock, except in the ordinary course of business under current employee benefit plans and as required by employee stock option agreements in effect on the date hereof and other than Shares issuable upon exercise of Company Stock Options in accordance with the terms thereof;

      (c) split, combine or reclassify any shares of its capital stock; declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock or to any affiliate of a shareholder, except for the payment by the Company of regular quarterly cash dividends not to exceed $0.22 per share of Common Stock and except that any wholly owned subsidiary of the Company may pay dividends to the Company or to another wholly owned subsidiary of the Company; or redeem or otherwise acquire any of its securities or any securities of its subsidiaries;

      (d) except as set forth in Section 5.1(d) of the Disclosure Letter, (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition to another person or enter into any arrangement having the economic effect of any of the foregoing, except for short-term borrowings incurred in the ordinary course of business consistent with past practice, or (ii) make any loans, advances or capital contributions to, or investments in, any other person other than to or in the Company or any direct or indirect wholly owned subsidiary of the Company;

     (e) except as set forth in Section 5.1(e) of the Disclosure Letter, acquire or sell (whether by merger, consolidation or otherwise), or lease, encumber, transfer or dispose of assets for aggregate consideration in excess of $5 million, except in the ordinary course of business;

     (f) make any material Tax elections, settle or compromise any material federal, state or local income Tax liability, or waive or extend the statute of limitations in respect of any such Taxes;

     (g) except as set forth in Section 5.1(g) of the Disclosure Letter, (i) materially modify, amend or terminate any material Contract or Other Agreement to which it is a party (other than by allowing it to expire in accordance with its terms if substitute arrangements are made) or waive, release or assign any material rights or claims thereunder, (ii) settle any suit or claim of liability against the Company which is reasonably likely to materially negatively impact the Company's position with respect to any similar pending or threatened material suit or claim, or (iii) pay or agree to pay in settlement or compromise of any suits or claims of liability against the Company, net of insurance recoveries, more than $1 million for any such suit or claim or more than an aggregate of $5 million for all such suits and claims;

     (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles, methods or practices used by it;

     (i) except as set forth in Section 5.1(i) of the Disclosure Letter, adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring (except as contemplated by this Agreement), recapitalization, reorganization or (except with respect to MergerCo) merger;

     (j) change in any material respect its credit policy as to sales of inventories or collection of receivables or inventory consignment parties;

     (k) enter into any collective bargaining agreement; or

     (l) take, or agree in writing or otherwise to take, any of the foregoing actions or take or fail to take any action which would make any representation or warranty of the Company contained in this Agreement untrue or incorrect as of the date when made or as if made as of the Effective Time (other than representations and warranties which address matters only as of a certain date(s), in which case untrue or incorrect as of such certain date(s)).

   Section 5.2 No Solicitation. Except as set forth below, the Company shall not, directly or indirectly, solicit, knowingly encourage, participate in or initiate discussions or negotiations with, or provide any information or access to, any person or group (other than MergerCo or any of its affiliates or associates) concerning any merger, sale of assets, sale of shares of capital stock or similar transaction involving the Company or any subsidiary or division of the Company (other than as set forth in Section 5.2(a) of the Disclosure Letter). The Company will notify MergerCo promptly if any discussions or negotiations are sought to be initiated, any inquiry or proposal is made, or any such information is requested in respect of any such transaction and will promptly communicate to MergerCo the terms of any material proposal, discussion, negotiation or inquiry which it may receive in respect of any such transaction and the identity of the offeror or potential offeror. Notwithstanding the foregoing, if (i) the Company receives an unsolicited inquiry or proposal from any person or group for the acquisition of all or substantially all of the assets or outstanding shares of the Company which the Board reasonably believes in good faith is capable of being completed, taking into account all legal, financial regulatory and other aspects of the proposal and the person making the proposal and (ii) the Board determines in good faith (after consulting with its outside counsel) that failure to respond to such inquiry or proposal would be reasonably likely to be inconsistent with its fiduciary duties to the Company's shareholders (an "Alternative Transaction"), then the Company may, directly or indirectly, furnish information and access pursuant to an appropriate confidentiality agreement and may participate in discussions and negotiate with such person or group.

The Company agrees not to release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which the Company may be a party, unless the Board shall have determined in good faith that failing to release such third party or waive such provisions would be reasonably likely to be inconsistent with its fiduciary duties to the Company's shareholders.

   Section 5.3 Access and Information. Between the date of this Agreement and the Effective Time, the Company shall, and shall cause each of its subsidiaries to, afford MergerCo and its affiliates and their authorized representatives (including their accountants, financial advisors and legal counsel) reasonable access during normal business hours to the properties, personnel, Contracts and Other Agreements, books and records of the Company and its subsidiaries and shall promptly deliver or make available to MergerCo
(a) a copy of each report, schedule or other document filed by the Company pursuant to the requirements of federal or state securities laws, (b) monthly financial statements in the form currently produced for management review and
(c) all other information concerning the business, properties, assets and personnel of the Company and its subsidiaries as MergerCo and its affiliates may from time to time reasonably request. MergerCo agrees on its own behalf and on behalf of its affiliates that any information furnished pursuant to this Section 5.3 will be subject to the provisions of the letter agreement, dated August 25, 1999 (the "Confidentiality Agreement") between Devon Value Advisers and Investcorp International, Inc., the terms of which are incorporated herein by reference.

   Section 5.4 Reasonable Efforts; Additional Action. (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by, and in connection with, this Agreement, including using all reasonable efforts to (i) obtain all consents, amendments to or waivers under the terms of any of the Company's contractual arrangements required by the transactions contemplated by this Agreement, and (ii) effect promptly all necessary or appropriate registrations and filings with Governmental Entities, including, without limitation, filings and submissions pursuant to the Securities Act, the Exchange Act, the MBCA and shall (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated by this Agreement and (B) if any state takeover statute or similar statute or regulations becomes applicable to the Merger, this Agreement or any other transaction contemplated by this Agreement, take all action reasonably necessary to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger, this Agreement and the other transactions contemplated by this Agreement. Notwithstanding the foregoing, no party shall be prohibited from taking any action permitted by the terms of this Agreement.

   (b) The Company agrees to provide, and will cause its subsidiaries and its and their respective officers, employees and advisers to provide, commercially reasonable cooperation in connection with (i) the arrangement of any financing to be consummated contemporaneous with or at or after the Effective Time in respect of the transactions contemplated by this Agreement, including without limitation, participation in meetings, due diligence sessions, road shows, the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents, including a customary certificate of the chief financial officer of the Company with respect to solvency matters, comfort letters of accountants, legal opinions and real estate title documentation as may be reasonably requested by MergerCo. In addition, in conjunction with the obtaining of any such financing, the Company agrees, at the request of MergerCo, to call for prepayment or redemption, or to prepay, redeem and/or renegotiate, as the case may be, any then existing indebtedness of the Company; provided that no such prepayment or redemption shall themselves actually be made until contemporaneously with or after the Effective Time.

   (c) Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to de-list the Shares from the New York Stock Exchange, provided that such de-listing shall not be effective until after the Effective Time. The parties also acknowledge that it is MergerCo's intent that the Shares following the Merger will not be quoted on the New York Stock Exchange or listed on any other national securities exchange.

   Section 5.5 Fulfillment of Financing Commitments. MergerCo hereby covenants that, subject to the satisfaction of the conditions set forth in Sections 6.1 and 6.2, MergerCo will have received on the Closing Date, and will have on hand immediately prior to the Effective Time, cash funds provided to it as equity in amounts at least equal to the minimum cash equity requirements set forth in the debt Financing Commitments. MergerCo shall use its commercially reasonable best efforts to cause the Financing Commitments to be fulfilled in accordance with their terms (to the extent such fulfillment is within the control of MergerCo).

   Section 5.6 Notification of Certain Matters. The Company shall give notice to MergerCo, and MergerCo shall give notice to the Company, promptly upon becoming aware of (a) any occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or is reasonably likely to cause any representation or warranty in this Agreement to be untrue or inaccurate in any material respect at any time after the date hereof and prior to the Effective Time and (b) any material failure on its part to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided that the delivery of any notice pursuant to this Section
5.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   Section 5.7 Public Announcements. The initial press release or releases with respect to the transactions contemplated by this Agreement shall be in the form agreed to by MergerCo and the Company. Thereafter, for as long as this Agreement is in effect, MergerCo, on the one hand, and the Company, on the other hand, shall not, and shall cause their subsidiaries and affiliates not to, issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other transactions contemplated hereby without the consent of the other (which consent shall not be unreasonably withheld or delayed), except where such release or announcement is required by applicable law or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange or any other regulatory requirement.

   Section 5.8 Indemnification and Insurance. (a) MergerCo agrees that (i) the articles of incorporation or the bylaws of the Surviving Corporation and its subsidiaries immediately after the Effective Time shall contain provisions with respect to indemnification and exculpation from liability that are at least as favorable to the beneficiaries of such provisions as those provisions that are set forth in the articles of incorporation and bylaws of the Company and its subsidiaries, respectively, on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified for a period of six years following the Effective Time in any manner that would adversely affect the rights thereunder of persons who at or prior to the Effective Time were directors, officers, employees or agents of the Company or any of its subsidiaries, unless such modification is required by law and (ii) all rights to indemnification as provided in any indemnification agreements with any current or former directors, officers and employees of the Company or any of its subsidiaries as in effect as of the date hereof with respect to matters occurring at or prior to the Effective Time shall survive the Merger and thereafter terminate as provided in such agreements.

   (b) For a period of six years after the Effective Time, the Surviving Corporation shall maintain officers' and directors' liability insurance and fiduciary liability insurance covering the persons described in paragraph (a) of this Section 5.8 (whether or not they are entitled to indemnification thereunder) who are currently covered by the Company's existing officers' and directors' or fiduciary liability insurance policies on terms no less advantageous to such indemnified parties than such existing insurance; provided, that the Surviving Corporation shall not be obligated to pay annual premiums for such insurance in excess of 200% of the last annual premium paid prior to the date of this Agreement.

   (c) The Surviving Corporation shall indemnify and hold harmless (and shall advance expenses to), to the fullest extent permitted under applicable law, each director, officer and employee of the Company or any subsidiary of the Company, including, without limitation, officers and directors, serving as such on the date hereof against any reasonable expenses (including reasonable attorneys' fees and disbursements), judgments, penalties, fines and settlements in connection with any threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding relating to any of the transactions contemplated hereby, and in the event of any such proceeding (whether arising before or after the Effective Time), the parties hereto will cooperate in the defense of any such matter; provided, however, that the Surviving Corporation shall not be liable for any settlement effected without its prior written consent, which consent shall not unreasonably be withheld or delayed.

   (d) The Surviving Corporation shall pay all reasonable expenses, including attorneys' fees, that may be incurred by any indemnified parties in enforcing the indemnity and other obligations provided for in this Section 5.8 to the fullest extent permitted by applicable law.

   (e) In the event the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, proper provisions shall be made so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 5.8.

   (f) This Section 5.8, which shall survive the consummation of the Merger at the Effective Time and shall continue for the periods specified herein, is intended to benefit the Company, the Surviving Corporation, and any person or entity referenced in this Section 5.8 or indemnified hereunder, each of whom may enforce the provisions of this Section 5.8 (whether or not parties to this Agreement).

   Section 5.9 Affiliates. Prior to the Effective Time, the Company shall deliver to MergerCo a letter identifying all persons who may be deemed, at the time this Agreement is submitted for approval to the shareholders of the Company, "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable best efforts to cause each such person to deliver to MergerCo at or prior to the Effective Time a written agreement substantially in the form attached as Annex A hereto.

   Section 5.10 Rights Agreement. The Company will not (i) redeem the Rights,
(ii) amend the Rights Agreement or (iii) take any action which would allow any person (as defined in the Rights Agreement) other than pursuant to this Agreement to acquire beneficial ownership of 20% or more of the Common Shares without causing a Distribution Date or a Triggering Event (as such terms are defined in the Rights Agreement) to occur.

   Section 5.11 Changes to Charter. During the period from the date of this Agreement until the time of the mailing of the Proxy Statement, MergerCo may make any changes it deems necessary to the form of the Company's restated articles of incorporation described in Section 1.3 and set forth as Exhibit A hereto with the prior written consent of the Company (which consent shall not be unreasonably delayed or withheld).

                                   ARTICLE 6

                   CONDITIONS TO CONSUMMATION OF THE MERGER

   Section 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) this Agreement shall have been adopted by the affirmative vote of the shareholders of the Company by the requisite vote in accordance with applicable law;

     (b) no Legal Requirements (including, without limitation, any temporary restraining order or preliminary injunction) shall have been enacted, entered, promulgated, issued or enforced by any court or Governmental Entity, and no other legal restraint or prohibition shall be in effect, that prohibits or prevents the consummation of the Merger; provided, that the party or parties invoking this condition shall use reasonable efforts to have any such Legal Requirement vacated or removed;

     (c) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

   Section 6.2 Conditions to Obligation of MergerCo to Effect the Merger. The obligation of MergerCo to effect the Merger is further subject to the satisfaction (or waiver by it) at or prior to the Effective Time of the following:

     (a) (i) the representations and warranties set forth in Section 3.2 (Capitalization) shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time; and (ii) the other representations and warranties contained in Article 3 hereof shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of the Effective Time, except for such inaccuracies as in the aggregate have not had and would not reasonably be expected to have a Material Adverse Effect (ignoring for the purposes of this clause (ii) any qualifications by Material Adverse Effect or otherwise by material adversity and any materiality qualification or words of similar import contained in such representations or warranties);

     (b) the Company shall have performed in all material respects all agreements herein required to be performed at or prior to the Effective Time;

     (c) MergerCo shall have received a certificate signed on behalf of the Company by the chief executive officer and chief financial officer of the Company to the effect of subsections (a) and (b) above; and

     (d) MergerCo shall have received a statement from the Company that meets the requirements of Treasury Regulation Section 1.1445-2(c)(3) certifying that the Company is not a USRPHC;

     (e) Each of the conditions to the provision of the financing set forth in the Financing Commitments provided to the Company, excluding any provisions regarding the payment of fees within the control of MergerCo and/or relating to the provision of equity, shall have been satisfied in all material respects, and the funding shall have occurred.

   Section 6.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver by it) at or prior to the Effective Time of the following:

     (a) the representations and warranties of MergerCo shall be true and correct as of the date of this Agreement and as of the Effective Time as if made at and as of such time (other than representations and warranties which address matters only as of a certain date(s) which shall be true and correct in all material respects as of such certain date(s)).

     (b) MergerCo shall have performed in all material respects all agreements herein required to be performed on or prior to the Effective Time;

     (c) the Company shall have received a certificate signed on behalf of MergerCo by its chief executive officer to the effect of subsections (a) and (b) above; and

     (d) MergerCo and/or the Company shall have sufficient funds to consummate the Merger.

                                   ARTICLE 7

                                  TERMINATION

   Section 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after approval thereof by the shareholders of the Company:

     (a) by mutual written consent of MergerCo and the Company;

     (b) by MergerCo or the Company if:

       (i) any court or other Governmental Entity of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

       (ii) the Effective Time shall not have occurred on or prior to June 30, 2000; provided, however, that the right to terminate the Agreement under this Section 7.1(b)(ii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

     (c) subject to the concurrent payment of the amounts required by Section
  7.2 below, by the Company if prior to the consummation of Merger, (i) the Company receives a proposal for an Alternative Transaction which the Board reasonably believes in good faith, after consultation with its outside counsel and financial advisors, is more favorable to the Company's shareholders than the Merger (a "Superior Proposal"), and (ii) the Board determines in good faith (after consulting with its outside counsel) that failure to terminate this Agreement in order to accept the Superior Proposal would be reasonably likely to be inconsistent with the Board's fiduciary duties to the Company's shareholders;

     (d) by MergerCo in the event of a material breach by the Company of this Agreement which has not been cured within 30 days after the giving of written notice to the Company and which is incapable of being cured prior to June 30, 2000;

     (e) by the Company in the event of a material breach by MergerCo of this Agreement which has not been cured within 30 days after the giving of written notice to MergerCo and which is incapable of being cured prior to June 30, 2000; or

     (f) by MergerCo if prior to the Effective Time the Board shall have (1) failed to make (or, if necessary, reaffirm), or shall have withdrawn, modified or amended in any respect adverse to MergerCo, its approval or recommendation of this Agreement or the Merger, (2) failed to include in the Proxy Statement such recommendation, (3) recommended another proposal for an acquisition of all or any substantial part of the business, properties or capital stock of the Company or any of its subsidiaries, whether by merger, consolidation, share exchange, tender offer, purchase of assets or shares of the Company, or (4) resolved to do any of the foregoing.

   Section 7.2 Fees and Expenses. In the event that (i) this Agreement is terminated by the Company pursuant to Section 7.1(c) to accept a Superior Proposal, or (ii)(A) the Company's shareholders do not approve the Merger at the Shareholders Meeting and the Agreement is terminated pursuant to Section 7.1(b)(ii), (B) at the time of the Shareholders Meeting, a proposal for an Alternative Transaction is pending or has been publicly announced and not withdrawn, and (C) within 12 months of the date of the Shareholders Meeting, the Company enters into a definitive agreement for an Alternative Transaction (which is subsequently consummated) or an Alternative Transaction is otherwise consummated, then the Company shall pay MergerCo a fee in the amount of $19,125,000 (the "Termination Fee"). In addition, in any event that the Termination Fee becomes payable, the Company shall reimburse MergerCo for all out-of-pocket fees and expenses actually incurred by MergerCo on its behalf in connection with the Merger (including, without limitation, fees payable to equity sources, banks, financial institutions, investment bankers and their respective agents in connection with this Agreement (including, without limitation, any fees and expenses incurred in connection with any debt or equity financing) and reasonable attorneys' fees), the amount of such reimbursement not to exceed $5,000,000. The Company acknowledges that the Termination Fee and expense reimbursement provided for above are an integral part of the transactions contemplated by this Agreement and not a penalty, and that, without the Termination Fee and expense reimbursement provided for above, MergerCo would not enter into this Agreement. If the Company fails to pay promptly the Termination Fee and expense reimbursement due pursuant to this Section 7.2, the Company shall also pay to MergerCo its costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of the unpaid fee under this section, accruing from its due date, at an interest rate per annum equal to the prime commercial lending rate quoted by The Chase Manhattan Bank. Any change in the interest rate hereunder resulting from a change in such prime rate shall be effective at the beginning of the day of such change in such prime rate. The Termination Fee shall be due upon the date of termination in the case of (i) above and on the date of the consummation of the Alternative Transaction in the case of (ii) above.

   Section 7.3 Effect of Termination. In the event that this Agreement is terminated and the Merger is abandoned pursuant to Section 7.1, written notice of such termination and abandonment shall forthwith be given to the other parties and this Agreement shall terminate and the Merger shall be abandoned without further action. If this Agreement is terminated as provided herein, no party hereto shall have any liability or further obligation to any other party under the terms of this Agreement except with respect to the willful breach by any party hereto and except that the provisions of this Section 7.3, Section 7.2, Article 8 and the final sentence of Section 5.3 shall survive the termination of this Agreement.

                                   ARTICLE 8

                                 MISCELLANEOUS

   Section 8.1 Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them in this Section 8.1:

     (a) "affiliate," with respect to any person, shall mean any person controlling, controlled by or under common control with such person;

     (b) "Material Adverse Effect," with respect to any person, shall mean a Material Adverse Effect on the business, financial condition or results of operations of such person and its subsidiaries taken as a whole, excluding in all cases: any events or conditions generally affecting the industries in which such person operates or arising from changes in general business or economic conditions. In the case of the Company, a material adverse change in the Company's results of operations is not be measured against any forecasts or projections provided to MergerCo (or its affiliates or advisors).

     (c) "person" shall mean and include an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof;

     (d) "SEC Filings" means filings by the Company required to be made under the Exchange Act with the SEC since January 1, 1997; provided that, with respect to all representations and warranties of the Company contained in
  Article 3 (except those in Section 3.7), references to SEC Filings shall refer only to those filings made prior to the date hereof; and

     (e) "subsidiary," with respect to any person, shall mean any corporation 50% or more of the outstanding voting power of which, or any partnership, joint venture, limited liability company or other entity, 50% or more of the total equity interest of which, is directly or indirectly, owned by such person.

   Section 8.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified or supplemented only by a written agreement signed by each of the parties hereto at any time prior to the Effective Time with respect to any of the terms contained herein; provided, however, that after this Agreement is approved and adopted by the Company's shareholders, no such amendment or modification shall (a) alter or change the amount or kind of the consideration to be delivered to the shareholders of the Company, (b) alter or change any term of the articles of incorporation of the Surviving Corporation or (c) alter or change any of the terms or conditions of this Agreement if such alteration or change would adversely affect the shareholders of the Company.

   Section 8.3 Survival of Representations and Warranties. The respective representations and warranties of MergerCo and the Company contained herein shall terminate at, and not survive, the Closing.

   Section 8.4 Waiver of Compliance; Consents. Any failure of MergerCo, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may, subject to Section 8.2, be waived by MergerCo or the Company, respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in writing in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 8.4.

   Section 8.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

   Section 8.6 Expenses. Except as otherwise provided herein, whether or not the Merger is consummated, all fees, charges and expenses incurred in connection with this Agreement and transactions contemplated hereby shall be paid by the party incurring such fees, charges or expenses.

   Section 8.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE CHOICE OF LAW PRINCIPLES THEREOF.

   Section 8.8 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) upon receipt if given by delivery in person or by facsimile; or (b) on the next business day when sent by overnight courier service, to the parties at the following addresses (or such other address for a party as shall be specified by like notice):

   if to MergerCo:

            MergerCo
            c/o Investcorp International, Inc.
            280 Park Avenue
            37th Floor West
            New York, New York 10017
            Facsimile: (212) 983-7073
            Telephone: (212) 599-4700
            Attention: Charles J. Philippin

   with a copy to:

            Gibson, Dunn & Crutcher LLP
            200 Park Avenue
            48th Floor
            New York, New York 10166
            Facsimile: (212) 351-4035
            Telephone: (212) 351-4000
            Attention: E. Michael Greaney

   if to the Company:

            Jostens, Inc.
            5501 Norman Center Drive
            Minneapolis, Minnesota 55437
            Facsimile: (612) 830-3380
            Telephone: (612) 830-3309
            Attention: General Counsel

   with a copy to:

            Skadden, Arps, Slate, Meagher & Flom, LLP
            One Rodney Square
            P.O. Box 636
            Wilmington, DE 19899
            Facsimile: (302) 651-3001
            Telephone: (302) 651-3000
            Attention: Richard L. Easton, Esq.

   Section 8.9 Interpretation. The table of contents and descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

   Section 8.10 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material changes as to cause completion of the transactions contemplated hereby to be unreasonable.

   Section 8.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   Section 8.12 Entire Agreement. This Agreement (including the exhibits and other documents referred to herein) and the Confidentiality Agreement embody the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties, or between any of them, with respect to the subject matter hereof and thereof.

   Section 8.13 No Third Party Beneficiaries. Except as expressly provided in
Section 5.7, this Agreement is not intended to, and does not, create any rights or benefits of any party other than the parties hereto.


   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the day and year first above written.

                                          Saturn Acquisition Corporation

                                                    /s/ David A. Tayeh
                                          By: _________________________________
                                                      David A. Tayeh
                                               Vice President and Secretary

                                          Jostens, Inc.

                                                 /s/ Robert C. Buhrmaster
                                          By: _________________________________
                                                   Robert C. Buhrmaster
                                                 Chairman, President & CEO